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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                          A.P. GREEN INDUSTRIES, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              Delaware                                   43-0899374
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      (State of incorporation                         (I.R.S. Employer
       or other organization)                        Identification No.)


    Green Boulevard, Mexico, Missouri                       65265
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(Address of principal executive offices)                 (Zip Code)


Securities to be registered pursuant to Section 12 (b) of the Act:

        Title of Each Class                    Name of Each Exchange on which
        to be so Registered                    Each Class is to be Registered
        -------------------                    ------------------------------
  Preferred Stock Purchase Rights                 New York Stock Exchange


         If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box |X|

         If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box |_|

         Securities Act registration statement file number to which this form relates: not applicable

         Securities to be registered pursuant to Section 12(g) of the Act:  None
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Item 1.  Description of Registrant's Securities to be Registered

         On March 5, 1998, A.P. Green Industries, Inc., a Delaware corporation (the "Company"), amended the Rights Agreement, dated as of November 13, 1997 (the "Rights Agreement"), by and between the Company and Harris Trust and Savings Bank, as rights agent pursuant to the First Amendment to Rights Agreement, dated as of March 5, 1998 (the "First Amendment"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement, as amended by the First Amendment.

         The First Amendment (i) amends Section 7(a) of the Rights Agreement to add as an additional event which will result in the expiration of the Rights the acceptance for payment by Global Industrial Technologies, Inc. ("Purchaser") of a sufficient number of shares of Common Stock, $1.00 par value, of the Company (the "Common Stock") pursuant to the tender offer consummated in accordance with the terms of, that certain Agreement and Plan of Merger, dated March 3, 1998 (the "Merger Agreement"), by and among the Company, Purchaser and BGN Acquisition Corp. ("Merger Sub") such that when aggregated with the number of shares of Common Stock then owned by Purchaser, Merger Sub or any other wholly-owned direct or indirect subsidiary of Purchaser, constitutes more than 50% of the voting power of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger, and (ii) adds a new
Section 3(d) to the Rights Agreement to provide that neither Purchaser, Merger Sub nor any other wholly-owned direct or indirect subsidiary of Purchaser shall be or be deemed to become an Acquiring Person, and no Distribution Date, Stock Acquisition Date or any other event which would result in the Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Merger Agreement, or the announcement, commencement or consummation of the transactions contemplated thereby.

         The foregoing description is qualified in its entirely by reference to the First Amendment, which is attached as Exhibit 1 hereto and is incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.   Description
-----------   -----------
1             First Amendment to Rights Agreement, dated as of March 5, 1998, between A.P. Green Industries, Inc. and Harris Trust and Savings
              Bank

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 30, 1998

                                    A. P. GREEN INDUSTRIES, INC.

                                    By:  /s/ Michael B. Cooney
                                        ----------------------------------------
                                        Michael B. Cooney
                                        Senior Vice President-Law/Administration
                                        and Secretary